Exhibit 4(b)(1)

AMENDMENT NO. 1 to Stockholder Rights Agreement
between
CORE MOLDING TECHNOLOGIES, INC.
and
American Stock Transfer & Trust Company, LLC, as Rights Agent
This Amendment No. 1 (the “Amendment”), dated as of April 1, 2015, to the Stockholder Rights Agreement (the “Rights Agreement”), dated as of July 18, 2007, between Core Molding Technologies, Inc., a Delaware corporation (the “Company”) and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as rights agent (the “Rights Agent”), is being executed at the direction of the Company. Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Rights Agreement.
WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend the Rights Agreement prior to the Distribution Date.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

1.	Amendments
a. Section 1(u) of the Rights Agreement is hereby deleted in its entirety and replaced with the following:
 “Final Expiration Date” shall mean 5:00 P.M., Columbus, Ohio time on April 1, 2015, unless the Rights are previously redeemed, exchanged or terminated.”

b.
All references to the date of “July 18, 2017” in Exhibit B (the Form of Right Certificate) and Exhibit C (the Form of Summary of Rights to Purchase Preferred Stock) to the Rights Agreement shall hereby be changed to “April 1, 2015”.

2. Remaining Terms. Those portions of the Rights Agreement that are not expressly amended hereby shall continue in full force and effect. Notwithstanding the foregoing, the Rights Agent and the Company acknowledge and agree that upon the Expiration Date the Rights Agreement shall terminate and be of no further force and effect.

 3. Counterparts. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

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The parties hereto have caused this Amendment to be executed and delivered as of the date first written above.

CORE MOLDING TECHNOLOGIES, INC.

By:_/s/ John P. Zimmer______________
Name: John P. Zimmer
Title: Vice President, Secretary, Treasurer and Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:_/s/ Michael A. Nespoli______________
Name: Michael A. Nespoli
Title: Executive Director

[Signature Page to Amendment to Rights Agreement]